FORM OF OPINION AND CONSENT OF PAUL HASTINGS LLP

REGARDING TAX MATTERS

March [•], 2024 *** D R A F T ***

78348.00011

TCW Relative Value Dividend Appreciation Fund

865 South Figueroa Street, Suite 1800

Los Angeles, California 90017

TCW Relative Value Large Cap Fund

865 South Figueroa Street, Suite 1800

Los Angeles, California 90017

Re: TCW Relative Value Dividend Appreciation Fund into TCW Relative Value Large Cap Fund

Ladies and Gentlemen:

We have acted as counsel to both TCW Relative Value Large Cap Fund (the “Acquiring Fund”), a series of TCW Funds, Inc. (the “Corporation”), and TCW Relative Value Dividend Appreciation Fund (the “Target Fund” and together with the Acquiring Fund, the “Funds” and each, a “Fund”), in connection with the reorganization of the Target Fund into the Acquiring Fund, in accordance with the Agreement and Plan of Reorganization dated as of March [_•_], 2024 (the “Plan”), by and among the Acquiring Fund and the Target Fund, and the Form N-14 Registration Statement of the Acquiring Fund (Registration No. [•]) (the “Registration Statement”), as filed with the U.S. Securities and Exchange Commission on [•], 2023, relating to the transfer of all of the assets of the Target Fund to the Acquiring Fund and the assumption by the Acquiring Fund of all liabilities of the Target Fund in exchange solely for shares of beneficial interest of the Acquiring Fund (the “Acquiring Fund Shares”), and the distribution of the Acquiring Fund Shares to the shareholders of the Target Fund in redemption of all outstanding shares of the Target Fund (the “Target Fund Shares”) and in complete liquidation of the Target Fund (collectively, the “Reorganization”).

Except as otherwise provided, capitalized terms not defined herein have the meanings set forth in the Plan. All section references, unless otherwise indicated, are to the Internal Revenue Code of 1986, as amended (the “Code”).

For the purpose of rendering this opinion, we have examined originals, certified copies or copies otherwise identified to our satisfaction as being true copies of the original of the following documents (including all exhibits, annexes, appendices and schedules attached thereto):

(a)	the Plan,

(b)	the Registration Statement,

(c)

such other instruments and documents related to the formation, organization and operation of the Target Fund and the Acquiring Fund and related to the consummation of the Reorganization and the transactions contemplated thereby as we have deemed necessary or appropriate, and

(d)	certificates of knowledgeable officers of each of the Target Fund and the Acquiring Fund related to certain factual matters relevant to the Reorganization and our opinions.

In connection with rendering these opinions, we have with your permission assumed, without any independent investigation or review thereof, the following:

1.

That original documents (including signatures) are authentic; that documents submitted to us as copies conform to the original documents; and that there is (or will be prior to the effective time of the Reorganization) due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof; and

2.

That all representations, warranties and statements made or agreed to by the Target Fund and the Acquiring Fund, and their respective management, employees, officers, directors and shareholders thereof in the Plan and the Registration Statement (including any exhibits, annexes, appendices, schedules or other attachments) are true and accurate at all relevant times; and that all covenants contained in such documents are performed without waiver or breach of any material provision thereof.

Based on our examination of the foregoing items and subject to the limitations, qualifications, assumptions and caveats set forth herein, it is our opinion that for federal income tax purposes:

The Reorganization will constitute a tax-free reorganization within the meaning of Section 368(a) of the Code, and the Target Fund and the Acquiring Fund will each be a “party to a reorganization” within the meaning of Section 368(b) of the Code.

No gain or loss will be recognized by the Target Fund upon the transfer of all its Assets to the Acquiring Fund solely in exchange for Acquiring Fund Shares and the assumption by the Acquiring Fund of all the Liabilities of the Target Fund, or upon the distribution of the Acquiring Fund Shares to the Target Fund Shareholders.

The tax basis in the hands of the Acquiring Fund of each Asset transferred from the Target Fund to the Acquiring Fund in the Reorganization will be the same as the tax basis of such Asset in the hands of the Target Fund immediately before the transfer thereof.

The holding period in the hands of the Acquiring Fund of each Asset transferred from the Target Fund to the Acquiring Fund in the Reorganization will include the Target Fund’s holding period for such Asset (except where investment activities of the Acquiring Fund have the effect of reducing or eliminating the holding period with respect to an asset).

No gain or loss will be recognized by the Acquiring Fund upon its receipt of all the Assets of the Target Fund solely in exchange for Acquiring Fund Shares and the assumption by the Acquiring Fund of all the Liabilities of the Target Fund as part of the Reorganization.

No gain or loss will be recognized by any Target Fund Shareholders upon the exchange of their Target Fund Shares for Acquiring Fund Shares as part of the Reorganization.

The aggregate tax basis of the Acquiring Fund Shares that the Target Fund Shareholder receives in the Reorganization will be the same as the aggregate tax basis of the Target Fund Shares exchanged therefor.

The Target Fund Shareholder’s holding period for the Acquiring Fund Shares received in the Reorganization will include such Target Fund Shareholder’s holding period for the Target Fund Shares exchanged therefor, provided that such Target Fund Shareholder held such Target Fund Shares as capital assets on the date of the exchange.

The Acquiring Fund will succeed to and take into account the items of the Target Fund described in Section 381(c) of the Code, subject to the conditions and limitations specified in Sections 381, 382, 383 and 384 of the Code and the Regulations thereunder.

No opinion is expressed herein as to the effect of the Reorganization on (i) the taxable year of any Target Fund Shareholder, (ii) the Target Fund or the Acquiring Fund with respect to any asset as to which a mark-to-market system of accounting, the passive foreign investment company rules under Section 1297(a) of the Code, the personal holding company rules under Section 542 of the Code or Section 1256 of the Code applies, or (iii) any shares held as a result of or attributable to compensation for services by any person.

No opinion is expressed herein as to the effect of the Reorganization on the Target Fund with respect to any asset as to which any unrealized gain or loss is required to be recognized for federal income tax purposes at the end of a taxable year (or on the termination or transfer thereof) under a mark-to-market system of accounting.

These opinions do not address the various state, local or foreign tax consequences that may result from the Reorganization. In addition, no opinion is expressed as to any U.S. federal income tax consequence of the Reorganization except as specifically set forth herein, and these opinions do not address any additional tax consequence that might result to a shareholder due to its particular circumstances, such as shareholders who are brokers or dealers in securities or who acquired their shares in connection with stock option or stock purchase plans or in other compensatory transactions or arrangements. These opinions may be relied upon with respect to the consequences specifically discussed herein only by the Acquiring Fund and its shareholders, and the Target Fund and its shareholders, and not by any other person or entity.

No opinion is expressed herein as to any transaction other than the Reorganization as described in the Plan, or as to any other transaction whatsoever including the Reorganization if all the transactions described in the Plan are not consummated in accordance with the material terms of the Plan and without waiver of any material provision thereof. To the extent any of the representations, warranties, statements and assumptions material to our opinions and upon which we have relied are not complete, correct, true and accurate in all material respects at all relevant times, our opinions could be adversely affected and cannot be relied upon.

These opinions represent our judgment as to the U.S. federal income tax consequences of the Reorganization and are not binding on the Internal Revenue Service or the courts. No rulings have been sought from the Internal Revenue Service or any other governmental agency in connection with the Reorganization. The conclusions described herein are based on the Code, existing judicial decisions, administrative regulations and published rulings in effect as of the date that this opinion letter is dated, all of which may be amended or changed, possibly with retroactive effect. No assurance can be given that future legislative, judicial or administrative changes would not adversely affect the accuracy of the opinions and conclusions stated herein. Furthermore, by rendering these opinions, we undertake no responsibility to advise you of any new developments in the application or interpretation of the U.S. federal income tax laws.

This opinion letter has been delivered to you pursuant to paragraph [8.5] of the Plan and may not be distributed or otherwise made available to any other person or entity (other than your accountants, auditors and legal, tax and investment advisors) without our prior written consent. These opinions may be disclosed to shareholders of the Target Fund and the Acquiring Fund, and they may rely on such opinions in connection with the Reorganization, it being understood that we are not establishing any attorney-client relationship with any such shareholder.

Very truly yours,

*** D R A F T ***